As filed with the Securities and Exchange Commission on July 1, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dave & Buster’s Entertainment, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	35-2382255
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2481 Mañana Drive

Dallas, Texas 75220

(214) 357-9588

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Dave & Buster’s Entertainment, Inc.

Amended and Restated 2014 Omnibus Incentive Plan

(Full title of the plan)

Rob W. Edmund

General Counsel, Secretary and Senior Vice President

Dave & Buster’s Entertainment, Inc.

2481 Mañana Drive

Dallas, Texas 75220

(Name, address including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	3,000,000 shares (1)	$12.395 (2)	$37,185,000	$4,826.62
(1)	Consists of shares of common stock of registrant issuable or purchased pursuant to the terms of the Dave & Buster’s Entertainment, Inc. Amended and Restated 2014 Omnibus Incentive Plan. Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional indeterminate number of shares as may be offered or issued in connection with any stock splits, stock dividends, recapitalizations or certain other capital adjustments that increase the number of outstanding shares of the registrant’s common stock, $.01 par value.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, solely for purpose of calculating the registration fee, based upon the average of the high and low prices of the registrant’s common stock as reported by the Nasdaq Global Select Market on June 29, 2020.

REGISTRATION OF ADDITIONAL SECURITIES

Dave & Buster’s Entertainment, Inc. (the “Company”) is hereby registering 3,000,000 additional shares of its common stock for issuance under its Amended and Restated 2014 Omnibus Incentive Plan. The registration statement on Form S-8 (Registration No. 333-199239), as filed with the Securities and Exchange Commission on October 10, 2014, relating to the same class of securities, is currently effective and, in accordance with General Instruction E to Form S-8, the contents of the prior registration statements, except to the extent supplemented, amended, or superseded by the information set forth herein, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

•	the Company’s Annual Report on Form 10-K for the year ended February 2, 2020, filed with the SEC on April 3, 2020
•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2020;
•	the Company’s Report on Form 8-K filed with the SEC on June 24, 2020; and
•	the description of common stock set forth in the Company’s registration statement filed with the SEC on Form 8-A pursuant to Section 12 of the Exchange Act on October 6, 2014, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s by-laws provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of the Company, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

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Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s restated certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to the Company’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Company has entered into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report filed on Form 8-K by Dave & Buster’s Entertainment, Inc. on June 12, 2017 (No. 001-35664))

4.2	Third Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Current Report filed on Form 8-K by Dave & Buster’s Entertainment, Inc. on June 12, 2017 (No. 001-35664))

5.1	Opinion of Hallett & Perrin

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Hallett & Perrin (included in the opinion as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

99.1	Dave & Buster’s Entertainment, Inc. Amended and Restated 2014 Omnibus Incentive Plan (incorporated by reference to Appendix A of the definitive proxy statement filed by Dave & Buster’s Entertainment, Inc. on May 13, 2020)

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Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(a)	provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 1, 2020.

Dave & Buster’s Entertainment, Inc.

By:	/s/ Brian A. Jenkins
Name:	Brian A. Jenkins
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Brian A. Jenkins and Rob W. Edmund, or either of them, each acting alone, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his/her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 1, 2020.

Signature	Title

/s/ Brian A. Jenkins Brian A. Jenkins	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Scott J. Bowman Scott J. Bowman	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Stephen M. King Stephen M. King	Chairman of the Board

/s/ Hamish A. Dodds Hamish A. Dodds	Director

/s/ Michael J. Griffith Michael J. Griffith	Director

/s/ Jonathan D. Halkyard Jonathan D. Halkyard	Director

/s/ John C. Hockin John C. Hockin	Director

/s/ Patricia H. Mueller Patricia H. Mueller	Director

/s/ Kevin M. Sheehan Kevin M. Sheehan	Director
/s/ Jennifer Storms Jennifer Storms	Director

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